Exhibit 99.1
NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2022
FISCAL 2022 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•Revenues were $2.50 billion, an 18% increase compared to $2.12 billion in the prior year, driven by growth across key segments
•Net income of $267 million compared to $47 million in the prior year
•Total Segment EBITDA was $410 million compared to $268 million in the prior year
•Reported EPS were $0.33 compared to $0.06 in the prior year – Adjusted EPS were $0.23 compared to $0.08 in the prior year
•Digital Real Estate Services segment revenues grew 47%, driven primarily by strong yield and demand at both REA Group and Move, operator of realtor.com®
•Dow Jones saw its highest first quarter revenue and profitability since its acquisition
•Book Publishing segment revenues grew 19%, benefiting from the HMH acquisition and continued strong consumption patterns
•Subscription Video Services Segment EBITDA grew 46% as Foxtel’s streaming products reached approximately 2.1 million paid subscribers, up 69% compared to the prior year
•News Media segment revenues grew 18%, benefiting from the rebound in the advertising market, strong digital subscriber gains and new content licensing revenues from recent news payment agreements with major tech platforms
•Announced a $1 billion stock repurchase program and the termination of the Stockholder Rights Agreement

NEW YORK, NY – November 4, 2021 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2021. Commenting on the results, Chief Executive Robert Thomson said:

“I am pleased to report that the first quarter of Fiscal 2022 was the most profitable of its kind since the re-launch of News Corp in 2013, building on the trends evident in the last financial year. Revenues for the quarter were $2.5 billion, an increase of 18 percent, while our profitability rose by a hefty 53 percent.

Dow Jones achieved stronger profitability than any first quarter in its 140-year history. We look forward to completing the acquisition of OPIS, which will enhance our fast-growing professional information business. Recent events have highlighted the importance of intelligence about energy and carbon markets, and we fully expect to emerge as a world leader in that area.

Digital Real Estate Services was again a source of express growth, with both REA Group and Move benefiting from robust yield growth, increased audience and expansion into adjacencies. HarperCollins is thriving, driven by strong sales and the successful integration of HMH. News Media was an especially notable contributor to profitability this quarter, thanks to significant digital advertising growth and our groundbreaking agreements with Google and Facebook.

We are primed to capitalize on the patent success of the Foxtel streaming strategy, which was highlighted during the Foxtel Strategy Day, and are reviewing potential permutations to maximize shareholder value and growth. It’s worth noting that Subscription Video Services Segment EBITDA rose an impressive 46 percent in the first quarter.

Following Board approval of a $1 billion stock repurchase program, we expect to begin executing on that program after our quiet period ends next week. These strong results underpin our confidence, our resilience, our ability to generate cash for our investors, and our potential for continued growth.”

FIRST QUARTER RESULTS

The Company reported fiscal 2022 first quarter total revenues of $2.50 billion, 18% higher compared to $2.12 billion in the prior year period, driven by growth across key segments. The growth reflects strength in the underlying businesses, recent acquisitions and a $57 million, or 3%, positive impact from foreign currency fluctuations. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 10%.

Net income for the quarter was $267 million compared to $47 million in the prior year, reflecting higher Total Segment EBITDA, as discussed below, and higher Other, net, partially offset by higher tax expense.

The Company reported first quarter Total Segment EBITDA of $410 million, a 53% increase compared to $268 million in the prior year. The increase was primarily due to higher revenues, as discussed above, lower costs at the Subscription Video Services segment, and an $11 million, or 4%, positive impact from foreign currency fluctuations. The growth was partially offset by higher costs in the Digital Real Estate Services, Book Publishing and Dow Jones segments, partly due to the recent acquisitions. Adjusted Total Segment EBITDA (as defined in Note 2) increased 47%.

Net income per share attributable to News Corporation stockholders was $0.33 as compared to $0.06 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.23 compared to $0.08 in the prior year.

SEGMENT REVIEW

	For the three months ended September 30,
	2021	2020	% Change
	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$426	$290	47%
Subscription Video Services	510	496	3%
Dow Jones	444	386	15%
Book Publishing	546	458	19%
News Media	576	487	18%
Other	—	—	—%
Total Revenues	$2,502	$2,117	18%

Segment EBITDA:
Digital Real Estate Services	$138	$119	16%
Subscription Video Services	114	78	46%
Dow Jones	95	72	32%
Book Publishing	85	71	20%
News Media	34	(22)	**
Other	(56)	(50)	(12)%
Total Segment EBITDA	$410	$268	53%
** - Not meaningful

Digital Real Estate Services

Revenues in the quarter increased $136 million, or 47%, compared to the prior year, driven by strong underlying performances at Move and REA Group, the $43 million contribution from the acquisition of Mortgage Choice, the $8 million contribution from the acquisition of REA India (rebranded from Elara) and a $7 million, or 3%, positive impact from foreign currency fluctuations. Segment EBITDA in the quarter increased $19 million, or 16%, compared to the prior year, primarily due to the higher revenues. The growth was partially offset by the increase in expenses associated with the acquisitions of Mortgage Choice and REA India, higher employee costs at both Move and REA Group and higher marketing costs at Move. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 29% and 21%, respectively.

In the quarter, revenues at REA Group increased $94 million, or 62%, to $246 million, driven by higher financial services revenues, primarily due to the acquisition of Mortgage Choice, and higher Australian residential revenues due to increased depth penetration, strong national listings, price increases and favorable product mix. The growth was also driven by the acquisition of REA India and a $7 million, or 3%, positive impact from foreign currency fluctuations. Australian national residential buy listing volumes in the quarter increased 11% compared to the prior year, with listings in Melbourne up 79% and Sydney down 7%, despite the lockdowns across multiple states.

Move’s revenues in the quarter increased $42 million, or 30%, to $180 million, primarily as a result of higher real estate revenues. Real estate revenues, which represented 87% of total Move revenues, increased $44 million, or 39%, due to growth in both the traditional lead generation product and the referral model. The traditional lead generation product continued to see strong demand from agents, driving improvements in sell-through and yield, while the referral model benefited from record average home values and transaction volume. The referral model generated approximately 32% of total Move revenues in the quarter. Revenue growth was partially offset by a $5 million negative impact from the divestiture of Top Producer. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal first quarter grew 7% year-over-year to 97 million. Lead volume declined 18%, reflecting tough comparison to the prior year as well as a seasonal shift in home buying.

Subscription Video Services

Revenues in the quarter increased $14 million, or 3%, compared with the prior year, reflecting a $16 million, or 3%, positive impact from foreign currency fluctuations. Higher revenues from Kayo and BINGE and higher advertising revenues were offset by the impact from fewer residential broadcast subscribers and the negative impact from lower commercial subscription revenues primarily resulting from recent lockdowns related to the global COVID-19 pandemic. Foxtel Group streaming subscription revenues represented approximately 19% of total circulation and subscription revenues in the quarter. Adjusted Revenues were flat compared to the prior year.

As of September 30, 2021, Foxtel’s total closing paid subscribers were around 3.9 million, a 17% increase compared to the prior year, primarily due to the growth in BINGE and Kayo subscribers, partially offset by lower residential and commercial broadcast subscribers. Approximately 1.8 million of the total closing paid subscribers were residential and commercial broadcast subscribers, and the remaining 2.1 million consisted of Kayo, BINGE and Foxtel Now subscribers. As of September 30, 2021, there were around 1.1 million Kayo subscribers (total and paying), compared to 681,000 subscribers (644,000 paying) in the prior year. BINGE had 885,000 subscribers (802,000 paying) as of September 30, 2021, compared to 321,000 (290,000 paying) in the prior year. As of September 30, 2021, there were 239,000 Foxtel Now subscribers (227,000 paying), compared to 310,000 subscribers (298,000 paying) in the prior year. Broadcast subscriber churn in the quarter improved to 14.0% from 14.6% in the prior year and Broadcast ARPU for the quarter increased 4% to A$82 (US$60).

Segment EBITDA in the quarter increased $36 million, or 46%, compared with the prior year. The improvement was primarily driven by $34 million of lower sports programming rights and production costs, which reflects the $36 million negative impact seen in the first quarter of fiscal 2021 from the recognition of sports programming rights and production costs deferred from the fourth quarter of fiscal 2020. The Segment EBITDA improvement was also due to a $3 million positive impact from foreign currency fluctuations. Adjusted Segment EBITDA increased 42%.

Dow Jones

Revenues in the quarter increased $58 million, or 15%, compared to the prior year, primarily due to growth in circulation and subscription revenues, a $20 million contribution from the acquisition of Investor’s Business Daily (“IBD”) and higher advertising revenues. Digital revenues at Dow Jones in the quarter represented 75% of total revenues compared to 73% in the prior year. Adjusted Revenues increased 9% compared to the prior year.

Circulation and subscription revenues increased $38 million, or 12%. Circulation revenue grew 13%, reflecting the acquisition of IBD and continued strong growth in digital-only subscriptions. Professional information business revenues grew 13%, primarily driven by 26% growth in Risk & Compliance products as well as modest improvements in Factiva and Newswires. Digital circulation revenues accounted for 66% of circulation revenues for the quarter, compared to 63% in the prior year.

During the first quarter, total average subscriptions to Dow Jones’ consumer products reached approximately 4.6 million, an 18% increase compared to the prior year, and includes 128,000 IBD subscriptions, the majority being digital-only. Digital-only subscriptions to Dow Jones’ consumer products grew 24%. Total subscriptions to The Wall Street Journal grew 13% compared to the prior year, to over 3.5 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 19% to over 2.8 million average subscriptions in the quarter, and represented 80% of total Wall Street Journal subscriptions.

Advertising revenues increased $20 million, or 29%, primarily due to 38% growth in digital advertising revenues, driven by improvement across all categories, most notably technology and financial services, and 17% growth in print advertising revenues. Digital advertising accounted for 61% of total advertising revenues in the quarter, compared to 57% in the prior year.

Segment EBITDA for the quarter increased $23 million, or 32%, including a $6 million contribution from the acquisition of IBD, primarily due to higher revenues, as discussed above, partially offset by higher employee costs. Adjusted Segment EBITDA increased 24%.

Book Publishing

Revenues in the quarter increased $88 million, or 19%, compared to the prior year, reflecting a $50 million contribution from the acquisition of Houghton Mifflin Harcourt’s Books and Media segment (“HMH”), continued strong consumption trends and a $7 million, or 1%, positive impact from foreign currency fluctuations. The revenue growth was driven by higher sales in the U.K. as well as in the Christian and General books categories, including The Cellist by Daniel Silva, the series of Bridgerton titles by Julia Quinn and Vanderbilt: The Rise and Fall of an American Dynasty by Anderson Cooper. Adjusted Revenues increased 7%. Digital sales increased 5% compared to the prior year, driven by growth in both downloadable audiobook and e-book sales. Digital sales represented 21% of Consumer revenues for the quarter.

Segment EBITDA for the quarter increased $14 million, or 20%, compared to the prior year, including a $6 million contribution from the HMH acquisition. Growth was primarily due to the higher revenues discussed above, partially offset by higher costs related to increased sales volumes and increased employee costs. Adjusted Segment EBITDA increased 10%.

News Media

Revenues in the quarter increased $89 million, or 18%, as compared to the prior year, driven by higher circulation and subscription revenues and the continued recovery of the advertising market from COVID-19-related market weakness in the prior year. The results also reflect a $25 million, or 5%, positive impact from foreign currency fluctuations. Within the segment, revenues at News UK and News Corp Australia increased 18% and 14%, respectively. Wireless Group and the New York Post also saw higher revenues in the quarter. Adjusted Revenues for the segment increased 13% compared to the prior year.

Circulation and subscription revenues increased $39 million, or 16%, compared to the prior year, primarily due to a $13 million, or 5%, positive impact from foreign currency fluctuations, digital subscriber growth, higher content licensing revenues and cover price increases.

Advertising revenues increased $39 million, or 21%, compared to the prior year, driven by growth in digital advertising across the businesses, recovery of print advertising at News UK and a $9 million, or 5%, positive impact from foreign currency fluctuations. The growth was partially offset by lower print advertising in Australia due to the continued weakness in the print advertising market, exacerbated by the recent COVID-19 related restrictions across key states.

In the quarter, Segment EBITDA increased $56 million compared to the prior year, reflecting higher revenues, as discussed above, and cost savings at News UK and News Corp Australia. The New York Post was a modest positive contributor to Segment EBITDA. Adjusted Segment EBITDA increased by $52 million.

Digital revenues represented 33% of News Media segment revenues in the quarter, compared to 28% in the prior year, and represented 30% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of September 30, 2021 were 897,000 (850,000 for news mastheads), compared to 727,000 (685,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of September 30, 2021 were 380,000, compared to 342,000 in the prior year (Source: Internal data)
•The Sun’s digital offering reached 133 million global monthly unique users in September 2021, compared to 140 million in the prior year (Source: Google Analytics)
•New York Post’s digital network reached 151 million unique users in September 2021, compared to 144 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the three months ended September 30,
	2021	2020
	(in millions)
Net cash provided by operating activities	$68	$155
Less: Capital expenditures	(101)	(93)
	(33)	62
Less: REA Group free cash flow	(35)	(29)
Plus: Cash dividends received from REA Group	43	32
Free cash flow available to News Corporation	$(25)	$65

Net cash provided by operating activities of $68 million for the three months ended September 30, 2021 was $87 million lower than $155 million in the prior year, primarily due to higher working capital, driven by the timing of employee bonus and equity-based compensation payments, payments related to one-time legal settlement costs and $22 million in higher tax payments, partially offset by higher Total Segment EBITDA as noted above.

Free cash flow available to News Corporation in the three months ended September 30, 2021 was $(25) million compared to $65 million in the prior year period. The decline was primarily due to lower cash provided by operating activities, as mentioned above, and higher capital expenditures, partially offset by higher dividends received from REA Group. Foxtel’s capital expenditures for the three months ended September 30, 2021 were $48 million, compared to $51 million in the prior year.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00pm EDT on November 4, 2021. To listen to the call, please visit http://investors.newscorp.com.

Annual Meeting of Stockholders

News Corporation’s 2021 Annual Meeting of Stockholders will be held exclusively via live webcast on Wednesday, November 17, 2021, beginning at 3:00 p.m. (Eastern Standard Time). The webcast can be accessed at www.virtualshareholdermeeting.com/NWS2021. A replay will be available at the same location for a period of time following the meeting.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended September 30,
	2021	2020
Revenues:
Circulation and subscription	$1,077	$1,002
Advertising	405	332
Consumer	524	441
Real estate	320	235
Other	176	107
Total Revenues	2,502	2,117
Operating expenses	(1,244)	(1,164)
Selling, general and administrative	(848)	(685)
Depreciation and amortization	(165)	(164)
Impairment and restructuring charges	(22)	(40)
Equity losses of affiliates	—	(1)
Interest expense, net	(22)	(8)
Other, net	137	17
Income before income tax expense	338	72
Income tax expense	(71)	(25)
Net income	267	47
Less: Net income attributable to noncontrolling interests	(71)	(13)
Net income attributable to News Corporation stockholders	$196	$34

Weighted average shares outstanding:
Basic	592	590
Diluted	594	591

Net income attributable to News Corporation stockholders per share:
Basic and diluted	$0.33	$0.06

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of September 30, 2021	As of June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$2,100	$2,236
Receivables, net	1,499	1,498
Inventory, net	308	253
Other current assets	465	469
Total current assets	4,372	4,456

Non-current assets:
Investments	499	351
Property, plant and equipment, net	2,162	2,272
Operating lease right-of-use assets	1,008	1,035
Intangible assets, net	2,106	2,179
Goodwill	4,568	4,653
Deferred income tax assets	345	378
Other non-current assets	1,358	1,447
Total assets	$16,418	$16,771

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$309	$321
Accrued expenses	1,173	1,339
Deferred revenue	467	473
Current borrowings	300	28
Other current liabilities	1,023	1,073
Total current liabilities	3,272	3,234

Non-current liabilities:
Borrowings	1,964	2,285
Retirement benefit obligations	208	211
Deferred income tax liabilities	249	260
Operating lease liabilities	1,079	1,116
Other non-current liabilities	498	519
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,980	12,057
Accumulated deficit	(2,715)	(2,911)
Accumulated other comprehensive loss	(1,061)	(941)
Total News Corporation stockholders' equity	8,210	8,211
Noncontrolling interests	938	935
Total equity	9,148	9,146
Total liabilities and equity	$16,418	$16,771

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the three months ended September 30,
	2021	2020
Operating activities:
Net income	$267	$47
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	165	164
Operating lease expense	32	32
Equity losses of affiliates	—	1
Cash distributions received from affiliates	4	4
Other, net	(137)	(17)
Deferred income taxes and taxes payable	27	10
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	9	(46)
Inventories, net	(59)	2
Accounts payable and other liabilities	(240)	(42)
Net cash provided by operating activities	68	155
Investing activities:
Capital expenditures	(101)	(93)
Acquisitions, net of cash acquired	—	(1)
Investments in equity affiliates and other	(16)	(7)
Proceeds from property, plant and equipment and other asset dispositions	(2)	2
Other, net	24	3
Net cash used in investing activities	(95)	(96)
Financing activities:
Borrowings	378	123
Repayment of borrowings	(383)	(119)
Dividends paid	(27)	(20)
Other, net	(53)	(34)
Net cash used in financing activities	(85)	(50)
Net change in cash and cash equivalents	(112)	9
Cash and cash equivalents, beginning of period	2,236	1,517
Exchange movement on opening cash balance	(24)	13
Cash and cash equivalents, end of period	$2,100	$1,539

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles net income to Total Segment EBITDA for the three months ended September 30, 2021 and 2020:

	For the three months ended September 30,
	2021	2020	Change	% Change
	(in millions)
Net income	$267	$47	$220	**
Add:
Income tax expense	71	25	46	**
Other, net	(137)	(17)	(120)	**
Interest expense, net	22	8	14	**
Equity losses of affiliates	—	1	(1)	(100)%
Impairment and restructuring charges	22	40	(18)	(45)%
Depreciation and amortization	165	164	1	1%
Total Segment EBITDA	$410	$268	$142	53%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA
The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2021 and 2020:

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2021	2020	Difference	2021	2020	Difference
	(in millions)			(in millions)
As reported	$2,502	$2,117	$385	$410	$268	$142
Impact of acquisitions	(123)	—	(123)	(7)	—	(7)
Impact of divestitures	(1)	(7)	6	1	(2)	3
Impact of foreign currency fluctuations	(57)	—	(57)	(11)	—	(11)
Net impact of U.K. Newspaper Matters	—	—	—	2	2	—
As adjusted	$2,321	$2,110	$211	$395	$268	$127

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three months ended September 30, 2021 and 2020 are as follows:

Fiscal Year 2022
Q1
U.S. Dollar per Australian Dollar	$0.74
U.S. Dollar per British Pound Sterling	$1.38

Fiscal Year 2021
Q1
U.S. Dollar per Australian Dollar	$0.71
U.S. Dollar per British Pound Sterling	$1.29

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2021 and 2020 are as follows:

	For the three months ended September 30,
	2021	2020	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$365	$283	29%
Subscription Video Services	494	496	—%
Dow Jones	422	386	9%
Book Publishing	489	458	7%
News Media	551	487	13%
Other	—	—	—%
Adjusted Total Revenues	$2,321	$2,110	10%

Adjusted Segment EBITDA:
Digital Real Estate Services	$141	$117	21%
Subscription Video Services	111	78	42%
Dow Jones	89	72	24%
Book Publishing	78	71	10%
News Media	30	(22)	**
Other	(54)	(48)	(13)%
Adjusted Total Segment EBITDA	$395	$268	47%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2021 and 2020:

	For the three months ended September 30, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$426	$(53)	$(1)	$(7)	$—	$365
Subscription Video Services	510	—	—	(16)	—	494
Dow Jones	444	(20)	—	(2)	—	422
Book Publishing	546	(50)	—	(7)	—	489
News Media	576	—	—	(25)	—	551
Other	—	—	—	—	—	—
Total Revenues	$2,502	$(123)	$(1)	$(57)	$—	$2,321

Segment EBITDA:
Digital Real Estate Services	$138	$5	$1	$(3)	$—	$141
Subscription Video Services	114	—	—	(3)	—	111
Dow Jones	95	(6)	—	—	—	89
Book Publishing	85	(6)	—	(1)	—	78
News Media	34	—	—	(4)	—	30
Other	(56)	—	—	—	2	(54)
Total Segment EBITDA	$410	$(7)	$1	$(11)	$2	$395

	For the three months ended September 30, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$290	$—	$(7)	$—	$—	$283
Subscription Video Services	496	—	—	—	—	496
Dow Jones	386	—	—	—	—	386
Book Publishing	458	—	—	—	—	458
News Media	487	—	—	—	—	487
Other	—	—	—	—	—	—
Total Revenues	$2,117	$—	$(7)	$—	$—	$2,110

Segment EBITDA:
Digital Real Estate Services	$119	$—	$(2)	$—	$—	$117
Subscription Video Services	78	—	—	—	—	78
Dow Jones	72	—	—	—	—	72
Book Publishing	71	—	—	—	—	71
News Media	(22)	—	—	—	—	(22)
Other	(50)	—	—	—	2	(48)
Total Segment EBITDA	$268	$—	$(2)	$—	$2	$268

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”), impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported net income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2021 and 2020:

	For the three months ended September 30, 2021		For the three months ended September 30, 2020
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$267		$47
Less: Net income attributable to noncontrolling interests	(71)		(13)
Net income attributable to News Corporation stockholders	$196	$0.33	$34	$0.06
U.K. Newspaper Matters	2	—	2	—
Impairment and restructuring charges	22	0.04	40	0.07
Other, net	(137)	(0.23)	(17)	(0.03)
Tax impact on items above	12	0.02	(10)	(0.02)
Impact of noncontrolling interest on items above	43	0.07	(1)	—
As adjusted	$138	$0.23	$48	$0.08